Exhibit 99.1

AUDITED FINANCIAL STATEMENTS AND

SUPPLEMENTAL SCHEDULES

M.A. Hanna Company Capital Accumulation Plan and Trust

December 31, 2000 and 1999 and the Year Ended December 31, 2000

with Report of Independent Auditors

M.A. Hanna Company

Capital Accumulation Plan and Trust

Audited Financial Statements and Supplemental Schedules

December 31, 2000 and 1999 and the

Year Ended December 31, 2000

Report of Independent Auditors

PolyOne Corporation

Savings Program Administration Committee

We have audited the accompanying statement of net assets available for benefits of the M.A. Hanna Company Capital Accumulation Plan and Trust as of December 31, 2000, and the related statement of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the M.A. Hanna Company Capital Accumulation Plan and Trust at December 31, 2000, and the changes in its net assets available for benefits for the year then ended, in conformity with accounting principles generally accepted in the United States.

Our audit was performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedules of assets (held at end of year) as of December 31, 2000 and reportable transactions for the year then ended, are presented for purposes of additional analysis and are not a required part of the financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in our audit of the financial statements and, in our opinion, are fairly stated in all material respects in relation to the financial statements taken as a whole.

/s/ Ernst & Young LLP

Cleveland, Ohio

June 22, 2001

M.A. Hanna Company

Capital Accumulation Plan and Trust

Statements of Net Assets Available for Benefits

	December 31

	2000	1999

Assets
Investments, at fair value	$6,499,004	$7,086,656

Receivables:
Participant contributions	47,668	9,167
Employer contributions	391,478	333,944

Total receivables	439,146	343,111

Net assets available for benefits	$6,938,150	$7,429,767

See accompanying notes.

M.A. Hanna Company

Capital Accumulation Plan and Trust

Statement of Changes in Net Assets Available for Benefits

For the Year Ended December 31, 2000

Additions

Investment income:
Dividends	$387,421
Interest	55,880

443,301

Contributions:
Participant	518,230
Employer	788,957

1,307,187

Total additions	1,750,488

Deductions
Benefits paid directly to participants	487,280
Administrative expense	1,872

Total deductions	489,152
Net depreciation in fair value of investments	1,752,953

Net decrease	(491,617)

Net assets available for benefits:
Beginning of year	7,429,767

End of year	$6,938,150

See accompanying notes.

M.A. Hanna Company

Capital Accumulation Plan and Trust

Notes to Financial Statements

December 31, 2000 and 1999 and

Year Ended December 31, 2000

1.  Summary Description of the Plan

The following summary description of the M.A. Hanna Company Capital Accumulation Plan and Trust (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions. The Plan is administered by the M.A. Hanna Company Committee for Employee Benefits Administration.

General

The Plan is sponsored by PolyOne Corporation (the “Company” and “Plan Sponsor”). The Company was formed by the consolidation of The Geon Company and M.A. Hanna Company on August 31, 2000. In connection with the consolidation, each outstanding share of common stock of M.A. Hanna Company (including shares held by the Plan) were converted to one common share of the Company.

The Plan is a defined contribution plan covering certain salaried employees of the former M.A. Hanna Company and employees of Southwest Chemical Services, Inc., a division of the Company. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Eligibility Requirements

Employees of the Company become eligible to participate in the Plan upon the completion of three months of continuous service. Employees of the Southwest Chemical Services division become eligible to participate in the Plan upon the completion of twelve months of continuous service.

Contributions

Eligible employees may elect to contribute a portion of their compensation not to exceed the lesser of 14% of such compensation or $10,500 for 2000. Additionally, participants may roll over distributions from other qualified pension or profit sharing plans.

M.A. Hanna Company

Capital Accumulation Plan and Trust

Notes to Financial Statements (continued)

1.  Summary Description of the Plan (continued)

The Plan provides for a 100% Company matching contribution, on the first 7.5% of eligible employee compensation. One half of the employer match is automatically directed to the PolyOne Stock Fund (formerly the M.A. Hanna Company Stock Fund). Company matching contributions are not permanently allocated to participant accounts until the end of the Plan year. Participants who have ceased employment during the year due to retirement, disability, death or a reduction in workforce will also be allocated the Company matching contribution. In addition the Company may make a discretionary retirement contribution to the Plan on behalf of the participants of the Plan on the last day of the year. The amount, if any, is determined by the Company, and is allocated to participants in direct proportion to their compensation. The discretionary retirement contribution was $348,614 in 2000.

Employee contributions and the discretionary retirement contribution may be allocated by participants among the eligible investment options. Additionally, every two years at a date specified by the Plan agreement, the Company matching contribution initially invested in the PolyOne Stock Fund becomes unrestricted and participants may direct such amounts to other investment funds.

Vesting

Participants are fully vested in their account balances, except for discretionary profit sharing contributions, at all times. Discretionary profit sharing contributions vest over a period of five years, beginning with 20% after one year of service and increasing 20% each year thereafter. A participant’s entire account balance becomes fully vested upon normal retirement (age 65), disability, death or a reduction in the workforce.

Loans to Participants

Participants may borrow a maximum amount equal to the lesser of 50% of their vested account balance or $50,000 subject to certain Department of Labor and Internal Revenue Service requirements. The Plan provides that loan amounts must be a minimum of $1,000. Interest is charged to the borrower at the trustee’s prime rate plus 1%. Payments on loans are made through payroll deductions and must be repaid within five years (personal loans) or five to fifteen years (primary residence loans).

M.A. Hanna Company

Capital Accumulation Plan and Trust

Notes to Financial Statements (continued)

1.  Summary Description of the Plan (continued)

Plan Withdrawals and Distributions

Active participants may withdraw amounts from their accounts up to their entire vested balance once in any six-month period. Withdrawals are paid in a lump sum.

Plan distributions are made to participants or their designated beneficiary upon normal retirement (age 65), disability or death, in the full amounts credited to their participant account. A participant who leaves employment of the Company before normal retirement for reasons other than disability, death or a reduction in workforce is eligible to receive all amounts credited to their account relating to participant contributions, including rollovers, Company matching, and discretionary profit sharing contributions. All nonvested portions will be forfeited immediately and may be used to reduce future Company matching or discretionary retirement contributions. Distributions are made in single lump sums, or in periodic payments.

Plan Termination

Although the Company has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. Upon either of these events, participants will receive a distribution of their total participant account balance.

Administrative Expenses

Administrative expenses of the Plan are generally paid by the Company. Participants are charged investment management fees which are credited to participant accounts.

M.A. Hanna Company

Capital Accumulation Plan and Trust

Notes to Financial Statements (continued)

2.  Summary of Significant Accounting Policies

Basis of Accounting

The financial statements of the Plan are prepared using the accrual basis of accounting.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Valuation of Investments and Income Recognition

Investments are stated at fair value. Securities traded on a national securities exchange are valued at the last reported sales price on the last business day of the Plan year. Investments for which no sale was reported on that date are valued at the average of the last reported bid and ask prices. Common/collective trust funds are stated at fair value, as determined by the trustee. Participant loans are valued at their outstanding balances, which approximate fair value.

Purchases and sales of securities are reported on a trade date basis. Dividend income is recorded on the ex-dividend date and interest income is recorded on the accrual basis. Gains and losses on security transactions are determined using the average-cost method.

Reclassifications

Certain amounts in the prior year financial statements have been reclassified to conform to the current year presentation.

M.A. Hanna Company

Capital Accumulation Plan and Trust

Notes to Financial Statements (continued)

3.  Investments

The fair value of individual investments that represent 5% or more of the Plan’s net assets are as follows:

	December 31

	2000	1999

American Century Strategic Allocation Moderate	$1,048,071	$914,040
American Century Ultra Fund	852,056	832,871
J.P. Morgan Smart Index Collective Fund	1,692,665	1,833,944
J.P. Morgan Prime Money Market	450,477	448,634
PolyOne Corporation Common Stock *	1,274,499
M.A. Company Common Stock *		2,158,008
Participant loans	347,450

*  Nonparticipant-directed

During 2000, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) depreciated in value as follows:

Common stock	$1,087,320
Mutual funds	460,254
Common collective trust funds	205,379

$1,752,953

M.A. Hanna Company

Capital Accumulation Plan and Trust

Notes to Financial Statements (continued)

4.  Nonparticipant-Directed Investments

The PolyOne Stock fund contains participant account balances that are both participant-directed and nonparticipant-directed. Because the fund contains balances that are nonparticipant-directed, the entire fund is considered nonparticipant-directed for disclosure purposes.

Information about the net assets and the significant components of the changes in net assets relating to the nonparticipant-directed investments is as follows:

	December 31

	2000	1999

Net assets:

Assets:

Investments at fair value:
PolyOne Corporation Common Stock	$1,274,499
M.A. Hanna Company Common Stock		$2,158,008
Money market funds	12,717
Contributions receivable	82,242	51,009

	$1,369,458	$2,209,017

Year Ended
December 31,
2000

Changes in net assets:

Additions:
Contributions	$395,591
Interest and dividend income	90,265

Deductions:
Withdrawals and distributions	69,316
Net transfers to participant-directed investments	165,617
Net depreciation in fair value of investments	1,087,320
Other	3,162

$(839,559)

M.A. Hanna Company

Capital Accumulation Plan and Trust

Notes to Financial Statements (continued)

5.  Income Tax Status

The Plan has received a determination letter from the Internal Revenue Service dated November 24, 1997, stating that the Plan is qualified under Section 401(a) of the Code and, therefore, the related trust is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Plan Sponsor believes the Plan is being operated in compliance with the applicable requirements of the Code, and, therefore, believes that the Plan is qualified and the related trust is tax exempt.

M.A. Hanna Company

Capital Accumulation Plan and Trust

EIN: 34-1730488 Plan No.: 011

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2000

Identity of Issue, Borrower,	Description		Current
Lessor or Similar Party	of Investment	Cost**	Value

PolyOne Corporation *	Common stock: 216,936 shares	$2,947,407	$1,274,499

J.P. Morgan *	Prime Money Market Fund		450,477
	Institutional Bond Fund		333,546
	SmartIndex Collective Fund		1,692,665

American Century *	Equity Income Fund		266,588
	International Growth Fund		220,935
	Strategic Allocation Moderate		1,048,071
	Ultra Fund		852,056

UMB Bank	Scout Prime I Fund	12,717	12,717

Participant Loans *	At interest rates ranging from 8.75% to 10.50%		347,450

			$6,499,004

*	Indicates party-in-interest to the Plan.

**	Historical cost provided only for nonparticipant-directed investments.

M.A. Hanna Company

Capital Accumulation Plan and Trust

EIN: 34-1730488 Plan No.: 011

Schedule H, Line 4j – Schedule of Reportable Transactions

For the Year Ended December 31, 2000

				Current Value
				of Assets on
	Purchase		Cost of	Transaction	Net Gain
Description of Assets	Price	Selling Price	Assets	Date	(Loss)

Category (i) — Single transactions in excess of 5% of plan assets

M.A. Hanna Company Common Stock *		$3,266,406	$3,266,406	$3,266,406	$–
PolyOne Corporation Common Stock *	$3,266,406		3,266,406	3,266,406

Category (iii) — Series of transactions in excess of 5% of plan assets
M.A. Hanna Company Common Stock *	604,358		604,358	604,358
		3,617,471	3,737,440	3,617,471	(119,969)
PolyOne Corporation Common Stock *	3,410,733		3,410,733	3,410,733
		192,737	463,326	192,737	(270,589)
UMB Bank Scout Prime I Fund	467,121		467,121	467,121
		454,403	454,403	454,403	–

*	Indicates party-in-interest to the Plan.

There were no category (ii) or (iv) reportable transactions during 2000.